Exhibit 10.12

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT ("Agreement") made and entered into this 17th day of June, 1999, by and between INTELLESALE.COM, INC., a Delaware corporation ("Company") and MARC SHERMAN ("Employee").

                                   BACKGROUND

          Employee is employed by Company as its president and chief executive officer. The parties desire to enter into a formal employment agreement covering the terms and conditions of such employment.

                              TERMS AND CONDITIONS

          1. Employment. Company hereby employs Employee, and Employee hereby accepts such employment by Company, on the terms and conditions set forth below.

          2. Capacity. Employee shall serve as Company's president and chief executive officer. Employee shall perform such services for Company as Company's board of directors ("Board") shall direct from time to time. However, no such services shall be of a nature which are not commensurate with, and/or are beneath the dignity of, Employee's position described in the first sentence of this paragraph or are not of an executive or managerial nature.

          3. Term. Company's employment of Employee under this Agreement shall be for an initial term of five years commencing on July 1, 1999 and ending on June 30, 2004. The term of Employee's employment under this Agreement shall automatically be renewed for successive additional one year terms on each anniversary of the commencement of Employee's employment under this Agreement, beginning with the July 1, 2000 anniversary date, each of which terms shall be added at the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies the other at least 30 days prior to an anniversary date of this Agreement that he or it does


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not  desire  the  additional  one  year  term  to be  added  to the  term of the
Agreement. For example, unless either party notifies the other to the contrary on or before June 1, 2000, the term of this Agreement shall be extended from July 1, 2004 to June 30, 2005. For further example, and assuming the term of this Agreement has been extended to June 30, 2005, if one party notifies the other that it does not desire to extend the term of this Agreement for an additional year and such notice is given on or before June 1, 2001, the term of this Agreement shall not be extended from July 1, 2005 to June 30, 2006. Notwithstanding the foregoing, the term of this Agreement may end prior to the termination date determined under this paragraph 3 as provided in paragraphs 9, 10, 11 and 12.

          4. Service While Employed. Employee agrees to devote his best efforts, his full diligence and substantially all of his business time to his duties hereunder and shall not engage, either directly or indirectly, in any business or other activity which is competitive with or adverse to the interests or the business of Company.

          5. Items Furnished and Relocation. Company shall furnish Employee with such private office, secretarial assistance, and such other facilities, equipment and services suitable to his position and adequate to perform his duties hereunder. Employee shall not be relocated by Company without his consent.

          6. Compensation, Vacations and Reimbursement. As partial compensation for his services to Company, Company agrees to pay Employee an annual salary in regular monthly or other agreed upon installments of not less than $400,000.00 and an annual bonus computed in accordance with Exhibit A which is attached and is a part of this Agreement. In addition, Employee shall be entitled to receive such bonuses (in addition to that required under the preceding sentence), incentive compensation, and other compensation, if any, as the Board , executive committee, compensation committee, or other designated committee shall award

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Employee from time to time whether in cash, Company stock, stock options,  other stock based compensation, other form of remuneration, or any combination of the foregoing. All such compensation shall be subject to legally required income and employment tax withholding. Employee shall be entitled to paid vacations and reimbursement for all reasonable business expenses in accordance with Company's policies for executive officers.

          7.  Pension,   Welfare  and  Related  Benefits.  In  addition  to  the
compensation described in paragraph 6 above, Employee shall be entitled to participate in such bonus, profit sharing, deferred compensation and pension plans of Company for which he is eligible and such welfare and fringe benefits plans and programs of the Company for which he is eligible.

          8. Other Benefits; Loan. Company shall pay employee the sum of $5,000.00 per month to be used by Employee for such personal, business, financial, club, automobile or other expenses as he, in his sole discretion, shall determine. Such amount shall be in addition to any reimbursement to which Employee is entitled under paragraph 6. In addition, at such time that Employee closes the purchase of a new principal or secondary residence ("Residence"), Company shall loan Employee the sum of $1,250,000.00 to be applied against the purchase price of the Residence and closing costs. Such loan shall be secured by a first lien on the Residence, be of a 30 year duration (or such shorter duration requested by Employee), be amortized through equal monthly payments over the term of the loan, bear an interest rate equal to the applicable federal rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended ("Code") for loans of similar duration and payment schedules, and permit prepayment without penalty. The note evidencing the loan and mortgage or other security instrument shall contain terms and conditions customarily included in residential secured loans in the metropolitan area in which the Residence is located.

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          9. Death and  Disability.  If  Employee  dies  during the term of this
Agreement, his employment shall be deemed to have been terminated as of the last day of the month in which his death occurs, and Company will pay to Employee's personal representative all salary and any other compensation due Employee through the end of such month. If Employee becomes permanently disabled so that he cannot perform his duties , as determined by a physician selected by or acceptable to Company, his employment shall be deemed to have been terminated as of the last day of the month in which such determination is made, and he will receive his salary and any other compensation due him through the end of such month.

          10. Termination Upon Retirement or Notice. From and after the time Employee attains age 65, he may retire at any time by notifying Company at least 120 days prior to his intended retirement date or be retired by Company upon at least two years notice. In addition, Employee may terminate his employment at any time after June 30, 2001, upon one year's notice. If a notice of termination has been given under this paragraph 10, and the Agreement is terminated under another provision if this Agreement, such as by death ("Other Termination Provision") prior to the date of such termination under this paragraph 10, then the Agreement shall be deemed to have been terminated pursuant to the Other Termination Provision.

          11. Default. In the event that either party fails to perform material provision of this Agreement and such failure continues for 15 days after notification from the nonbreaching party, the nonbreaching party may terminate this Agreement by notice to the breaching party. Such termination shall be without prejudice to any rights or remedies which the nonbreaching party may have.

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          12.  Change in Control.  Notwithstanding  any other  provision of this
Agreement, should a "change of control" occur, Employee, at his sole option and discretion, may terminate his employment under this Agreement at any time within one year after such change of control upon 15 days notice. In the event of such termination, Company shall pay to Employee a severance payment ("Severance Payment") equal to three times the base amount as defined in Section 280G(b)(3) of the Code minus $1.00. Notwithstanding the foregoing, (a) if the Severance Payment and any other amounts payable by Company to Employee are parachute payments under Code Section 280G (collectively, "Parachute Payments") and, (b), if reducing the Severance Payment would eliminate the tax provided for in Code
Section 4999 ("Section 4999 Tax") which would otherwise be applicable to the Parachute Payments, and (c) if, because of such elimination, the net amount of the Parachute Payments (total payments minus Section 4999 Tax) would be greater than such net amount without reduction, then the Severance Payment shall be reduced by the smallest amount required to eliminate the imposition of the
Section 4999 Tax. The foregoing determination shall be made by Company's general counsel, and his determination shall be binding upon Company and Employee. The amount determined under the foregoing provisions of this paragraph 12 shall be payable no later than one month after the effective date of the Employee's termination of employment. A change in control means: (a) the acquisition by any person or entity, other than Company or a "related entity," of (i) more than 20% without the approval of the Board or (ii) more than 50% with the approval of the Board of the outstanding shares of Company's voting stock on a diluted and/or converted basis through a tender offer, exchange offer or otherwise; (b) the sale or other disposition of all or substantially all of Company's assets unless shareholders of Company prior to such sale or disposition own at least 50% of the voting stock on a diluted and/or converted basis of the purchaser, and the

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purchaser  assumes Company's  obligations under this Agreement;  (c) a merger of consolidation involving Company which results in Company not being the surviving parent corporation or after which shareholders of the Company own less than 50% of the voting stock on a diluted and/or converted basis of the surviving entity; or (d) any time during any two-year period in which individuals who constituted the Board at the start of such period (or, except in the case of a transaction described in a(i) or (c), whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A related entity is the parent, a subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by Company, its parent or a subsidiary. Notwithstanding the foregoing, any changes in stock ownership resulting from the initial public offering of the Company's shares (("IPO") or a change in the Board within two years of the IPO and resulting from a change in stock ownership effected by the IPO shall not be considered a change of control.

          13. Nondisclosure; Return of Records. Employee will not, except as authorized by Company, publish or disclose to others, or use for his own benefit, or authorize anyone else to publish or disclose or use, or copy or make notes of any secret, proprietary, or confidential information or knowledge of data or trade secrets of or relating to the business activities of Company which may come to Employee's knowledge during his employment with the Company. Upon termination of Employee's employment for any reason, Employee will deliver to Company, without retaining any copies, notes or excerpts, all records, notes, data, memoranda, and all other documents or materials made or compiled by Employee, or made available to him by Company during his employment, which are in Employee's possession and/or control and which are the property of Company

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and/or which relate to  Employee's  employment  or the  business  activities  of
Company.

          14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and any successors or assigns of Company, and Employee, his heirs, personal representatives and assigns, except that Employee's obligations to perform services and rights to receive payment therefore shall be nonassignable and nontransferable.

          15. Entire Agreement: Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous agreements not set forth in this agreement. This Agreement may not be modified other than by an agreement in writing signed by each of the parties.

          16. Waiver. Any failure by either party to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision. Any waiver by either party of any breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision of this agreement.

          17. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          18. Paragraph Headings. Paragraph headings throughout this Agreement are solely for the convenience of the parties and shall not be construed as a part of any section or as modifying the contents of any section.

          19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

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          20.  Notices.  All notices  under this  Agreement  shall be personally delivered, sent certified mail, postage prepaid, to Company at its corporate office and to Employee at his principal residence, or sent by telecopy.

          21. Supplemental Compensation. Except as otherwise provides below, upon the termination of Employee's employment with Company for any reason, other than due to his breach of a material provision of his employment as described in paragraph 11, Employee shall be entitled to receive from Company 36 equal monthly payments, with the first such payment due on the second first day of the month after termination of employment, of 8.333% of Employee's compensation over the 12-consecutive month period for which his compensation was the greatest. If Employee should die before all or any part of the above described monthly payments have been made, all payments or all remaining payments shall be made to his designated beneficiary, if any, otherwise to his estate. The aggregate amount payable under this paragraph 21 shall be reduced (but not below zero) by the amount, if any, payable under paragraph 12, and such reduced amount shall also be payable in 36 equal monthly installments. Notwithstanding the foregoing, if Employee terminates his employment pursuant to the second sentence of paragraph 10, the amount payable under this paragraph 21, shall be 50% of the amount that would otherwise be payable.

          22. Non-Competition. For a three year period from and after termination of Employee's employment for any reason other than death, Employee shall not engage, directly or indirectly, either on his own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with the business of Company, in the geographic area in which Company is conducting business at the time of termination of Employee's employment, or own more than 5% of any such firm, corporation or other entity. In addition, Employee must furnish Company with such information as Company

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shall  from time to time  request  in order to  determine  that  Employee  is in compliance with the  requirements of the preceding  provisions of this paragraph
22. The payments to be made under paragraph 21 are conditioned upon Employee's complying with the provisions of this paragraph 22. In the event that such provisions are not complied with, then, in addition to all other rights and remedies which Company may have ( and which Employee agrees shall include equitable relief), Company may suspend such payments for any period of time in which Employee is not in compliance with the preceding provisions of this paragraph 22. Employee agrees that the restrictions of this paragraph 22 are reasonable and required to protect the legitimate business interests of Company.

          23. Modification. In the event that any provision of this Agreement is invalid or unenforceable, it shall be modified to the extent required to be valid and enforceable and only to such extent. If it cannot be so modified, then it shall be deemed to have been deleted from this Agreement but such deletion shall not affect the remaining terms and provisions of this Agreement.

          24. Company. For purposes of paragraphs 4, 13, and 22 of this Agreement, the Company means Intellesale.com, Inc. and all subsidiaries and affiliates of it.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            INTELLESALE.COM, INC.
                                            "Company"


                                            By: /s/ Michael Krawitz
                                               ---------------------------------
                                            Title:  Assistant Secretary
                                                  ------------------------------



                                             /s/ Marc Sherman
                                            ------------------------------------
                                            Marc Sherman
                                            "Employee"

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                                  EXHIBIT A TO
                              EMPLOYMENT AGREEMENT
                          BETWEEN INTELLESALE.COM, INC.
                                AND MARC SHERMAN

          A. Current Annual Bonus Formula.

          For each fiscal year, Employee's bonus (if any) shall be 1.0% of the consolidated earnings of Company and subsidiaries before interest, taxes, depreciation and amortization. The computation of the bonus, if any, to which Employee is entitled shall be made by Company's chief financial officer in accordance with generally accepted accounting principles consistently applied. Any bonus to which Employee is entitled shall be paid as soon as practicable but in no event later than the 15th day of the third month after the end of the fiscal year for which the bonus was earned. In the event Employee's employment terminates prior to the end of the fiscal year, Employee or his personal representative shall be entitled to a pro rata portion of the bonus for such fiscal year unless his employment was terminated pursuant to paragraph 11, in which event no bonus shall be payable. Employee's pro rata portion of his bonus shall be the same percentage of the bonus as the number of days for which he was employed for such fiscal year is of 365.

          B. Modified Annual Bonus Formula.

          If Company adopts a bonus plan or program intended to meet the requirements for "other performance-based compensation" under Code Section 162(m) (4) ("162(m) Plan") pursuant to which the bonus, if any, to which one or more of its employees may be determined, if the provisions of the 162 (m) Plan are applicable to Employee, and if the annual bonus for Employee under the 162(m) Plan can, in the Company's good faith belief, reasonably be expected to be substantially similar in amount to that determined under A above over the

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remaining term of this  Agreement,  then the provisions of the 162(m) Plan shall supersede and replace the provisions of A above from and after the first day of Company's fiscal year for which the 162 (m) Plan is effective.




















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